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                                                                   EXHIBIT 10.77

                     EXECUTIVE RETENTION INCENTIVE AGREEMENT

     This Executive Retention Agreement (the "Agreement") is made and entered into as of October 18, 1999 (the "Effective Date"), by and between Maxtor Corporation, a Delaware corporation (the "Company") and Victor B. Jipson ("Executive").

                                 R E C I T A L S

A. Executive is the Senior Vice President, Engineering, of the Company and possesses valuable knowledge of the Company, its business and operations, and the markets in which the Company competes.

B. The Company draws upon the knowledge, experience and advice of Executive in order to manage its business for the benefit of the Company's stockholders.

C. Executive and the Company have entered into a Retention Agreement dated May 29, 1998 setting forth certain incentives for Executive to remain employed with the Company (the "May 1998 Retention Agreement").

D. The Compensation Committee of the Board of Directors desires to supplement Executive's retention arrangements so as to provide additional compensation and benefits to the Executive to encourage Executive to continue to devote his full attention and dedication to the Company and to create additional incentives to continue his employment with the Company.

     1.   Loan.

          (a) As of the Effective Date of this Agreement, the Company will loan Executive the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Loan"). Except as otherwise provided in this Agreement, the Loan shall be subject to the terms and conditions of the promissory note, attached hereto as
Exhibit 1 (the "Promissory Note").

          (b) Notwithstanding any other provisions in the Promissory Note to the contrary:

               (i) In consideration of Executive's future services, on October 17, 2002, Executive's obligation to pay the then outstanding balance of the Loan (including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note shall be canceled, provided Executive remains continuously employed through such date;

               (ii) Upon the occurrence of a termination of Executive's employment by the Company for other than Cause, as that term is defined in the May 1998 Retention Agreement, Executive's obligation to pay the then outstanding balance of the Loan


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(including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note shall be canceled;

               (iii) Upon the occurrence of a Termination Upon a Change of Control, as that term is defined in the May 1998 Retention Agreement, Executive's obligation to pay the then outstanding balance of the Loan (including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note shall be canceled;

               (iv) In the event Executive becomes Permanently Disabled, as that term is defined in the May 1998 Retention Agreement, or dies, Executive's obligation to pay the then outstanding balance of the loan (including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note shall be canceled.

     2. Payment of Taxes. All payments made to Executive under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes. At the time the Promissory Note is canceled or any payment thereunder is forgiven, in whole or in part, or at any time thereafter as requested by the Company, Executive hereby authorizes withholding from payroll and any other amounts payable to him, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, which may arise in connection with such forgiveness or cancellation. Executive acknowledges that, notwithstanding any other provision of the Agreement, no obligations under the Promissory Note shall be forgiven or canceled unless the tax withholding obligations of the Company are satisfied.

     3. Parachute Payment. If due to the benefits provided under this Agreement, Executive is subject to any excise tax due to characterization of any amounts payable hereunder as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company agrees to offer the Executive the option of (i) receiving the full parachute payment subject to the excise tax, or (ii) receiving a reduced parachute payment that would not be subject to the excise tax (which in some circumstances may maximize the net benefit to Executive). Unless the Company and Executive otherwise agree in writing, any calculation required under this Section 3 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose calculation shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of calculating the Executive's options under this Section 3 the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3 The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3

     4. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in Boulder County, Colorado or elsewhere by mutual agreement. The selection of the arbitrator and the arbitration procedure shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. All costs and expenses of arbitration or litigation, including

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but not limited to attorneys fees and other costs reasonably incurred by the
Executive, shall be paid by the Company. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

     5. Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Colorado, without regard to such state's conflict of laws rules.

     6. Conflict in Benefits. This Agreement and the Promissory Note shall supersede all prior arrangements, whether written or oral, and understandings regarding the Loan. This Agreement is not intended to and shall not affect, limit or terminate the May 1998 Retention Agreement which is supplemented hereby and which shall remain in full force and effect as supplemented hereby. Notwithstanding any other provision in the May 1998 Retention Agreement to the contrary, the benefits payable under the May 1998 Retention Agreement upon a Termination Upon Change of Control shall NOT be reduced by any amount of the Loan which may be forgiven upon a Termination Upon Change of Control. Moreover, this Agreement is not intended to and shall not limit (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) the Company's 1998 Restricted Stock Plan, (iii) any agreement or arrangement with the Executive that has been reduced to writing and which does not relate to the subject matter hereof, (iv) any agreements or arrangements hereafter entered into by the parties in writing, all of which shall remain in full force and effect in accordance with the terms thereof. With respect to the Loan, this Agreement and the Note are the entire agreement and no other documents, understanding or discussion has been relied upon in entering this Agreement or the Note or contain any term or condition of this Agreement or Note.

     7.   Successors and Assigns.

          (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction constitutes a material breach of this Agreement by the Company. As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given

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when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

          if to the Company:            Maxtor Corporation
                                        2190 Miller Drive
                                        Longmont, Colorado 80501
                                        Attn:  General Counsel

and if to the Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

     10. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company. Executive has had the opportunity to consult counsel of Executive's own choosing prior to entering into this Agreement and Note.

     11. Ratification. The parties hereto ratify and reaffirm the May 1998 Retention Agreement and the Promissory Note dated October 18, 1999, both of which are incorporated herein by reference.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                   MAXTOR CORPORATION

Date:    October 18, 1999          By: /s/ GLENN H. STEVEN
                                       ---------------------------
                                       Glenn H. Steven
                                   Title: V.P., General Counsel
                                          and Secretary

                                   EXECUTIVE:

Date:    October 18, 1999              /s/ VICTOR B. JIPSON
                                       ---------------------------
                                       Victor B. Jipson

Address for Notice:

3185 Nelson Road
Longmont, CO 80503

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                                 PROMISSORY NOTE



$750,000.00                                                   Longmont, Colorado
                                                                October 18, 1999


     The undersigned, Victor B. Jipson ("Borrower"), hereby unconditionally promises to pay to the order of Maxtor Corporation, a Delaware corporation (the "Lender"), the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) plus interest, in accordance with the terms of the Executive Retention Agreement by and between Lender and Borrower effective October 18, 1999 (the "October 1999 Retention Agreement").

     The outstanding principal balance of this Note, together with all accrued and unpaid interest hereon, shall be due and payable on October 17, 2002, or upon termination for "Cause" or voluntary termination of employment for reasons other than "Good Reason" as those terms are defined in the October 1999 Retention Agreement. Interest shall accrue on unpaid principal from the date hereof until maturity at a rate of 5.54% compounded annually.

     This Note may be prepaid, in whole or in part, at any time or from time to time, without penalty or premium. Any prepayment of principal must be accompanied by then accrued but unpaid interest. Interest shall cease to accrue on amounts of principal so prepaid. Any prepayment of interest shall include all interest accrued to the date of payment, but need not include any payment of principal.

     All payments of principal or interest shall be made in lawful money of the United States of America to the Lender at the offices of the Lender, or at such other address as the Lender shall specify to Borrower in writing. Any payment shall be deemed made upon receipt by Lender.

     Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Borrower for cancellation.

     Borrower waives its rights to impose any defense (other than payment), set-off, counterclaim or cross-claim in any action brought on this Note. Borrower waives presentment, demand for performance, notice of performance, protest, notice of protest, and notice of dishonor.

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     If the indebtedness represented by this Note or any part hereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, Borrower agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' and collection fees and costs.

     This Note is being delivered in and shall be construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.



                                        ---------------------------------
                                                Victor B. Jipson

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